Zazove Convertible Securities Fund, Inc.
Annual Report
December 31, 2003


7257  use em dashes and all pages 11pt  11/2003

ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
TABLE OF CONTENTS
Page
HISTORICAL RETURNS                                         i
INDEPENDENT AUDITORS' REPORT                               1
FINANCIAL STATEMENTS:
      Statement of Assets and Liabilities                  2
      Schedule of Investments                            3-5
      Statement of Operations                              6
      Statements of Changes in Net Assets                  7
      Notes to Financial Statements                     8-12
      Financial Highlights                                13
      DIRECTORS AND OFFICERS                              14


RELATIVE PERFORMANCE
12/31/98 - 12/31/03

[A graph illustrates the relative performance of the Fund verse the S&P 500, Russell 2000 and Lehman Aggregate Bond Index for the one year, three year and five year period ended December
31, 2003. As illustrated in the graph, during this period the Fund's return was +59.66%, +15.01% and +14.98%, respectively, while the return of the S&P 500 stock index was +28.68%, -4.05% and -0.57%, respectively, the return of the Russell
2000 stock index was +47.25%, +6.26% and +7.13%, respectively, and the return of the Lehman Brothers Aggregate Bond Index was +4.10%, +7.57% and +6.62%, respectively.]

Fund returns are presented after all fees and expenses. The returns of the S&P 500 stock index, the Russell 2000 stock index and the Lehman Aggregate Bond Index are presented after the reinvestment of dividends and interest. Past results are not a guarantee of future performance.


INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of Zazove Convertible Securities Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Zazove Convertible Securities Fund, Inc. (the "Fund"), including the schedule of investments, as of December 31, 2003, the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The Fund's financial highlights for the periods ended prior to December 31, 2002 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial highlights in their report dated February 11, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Zazove Convertible Securities Fund, Inc. as of December 31, 2003, the results of its operations, the changes in its net assets and the financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 20, 2004



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2003


ASSETS

INVESTMENT SECURITIES - At fair value
(cost $37,366,278) (Note 2)                          $  42,388,692

RECEIVABLES:
  Dividends                                                 21,938
  Interest                                                 272,367
  Investment securities sold                                27,449
  Prepaid insurance                                            290

     Total assets                                       42,710,736


LIABILITIES

PAYABLES:
  Capital shares redeemed                                  840,227
  Due to brokers                                         1,932,925
  Professional fees                                         21,000
  Margin interest                                              842
  Due to Advisor                                             1,179
  Other                                                     23,060

     Total liabilities                                   2,819,433

NET ASSETS                                           $  39,891,303


ANALYSIS OF NET ASSETS:
  Common stock ($.01 par value; 25,000,000 shares authorized;
    2,252,164 shares issued and outstanding)	     $      22,522
  Paid-in surplus                                       39,889,383
  Accumulated net realized losses on investments
    and securities sold short                           (4,658,964)
  Accumulated undistributed net investment income         (384,052)
  Net unrealized appreciation on investments             5,022,414
NET ASSETS                                           $  39,891,303

NET ASSET VALUE PER SHARE
 (Based on 2,252,164 shares outstanding)	     $       17.71


See notes to financial statements.



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2003
                                          Principal/      Market
                                            Shares         Value
INVESTMENT SECURITIES - 106%

CONVERTIBLE PREFERRED STOCK - 31%

AUSTRALIA - 6%
National Australia Bank 7.875%                42,000   $1,598,940
Village Roadshow 6.500%                        1,500       53,625
Village Roadshow (144A) 6.500% (b)            22,500      804,375
     Total Australia                                    2,456,940

UNITED STATES - 25%
AES Trust VII 6.000% Due 05-15-08             50,000    2,300,000
Calpine Capital Trust II 5.500%
   Due 02-01-05                               45,000    2,131,875
Carriage Services Cap Trust 7.000%
   Due 06-01-29                               27,000      742,500
Ford Motor Corp. Trust 6.500%
   Due 01-15-32 (d)                           27,000    1,510,650
Hercules Inc. 6.500% Due 06-30-29              1,020      810,900
McLeodUSA Inc. 2.500% Due 04-18-12           151,161    1,151,847
Metromedia Int'l Group, Inc. 7.250% (d)      156,000      819,000
Titanium Metals 6.645% Due 12-01-26 (e)       16,200      518,400
    Total United States                                 9,985,172

Total convertible preferred stock (cost- $10,571,723)  12,442,112

CONVERTIBLE BONDS - 61%

CHILE - 3%
Gener S.A. 6.000 % Due 03-01-05            1,200,000    1,260,000

SINGAPORE - 1%
APP Finance VI Mauritius                  12,903,000      217,738
   0.000% Due 11-18-12 (a)(c)(d)

UNITED STATES - 57%

Affiliated Computer Services                 750,000      950,250
   3.500% Due 02-15-06
Bunge Ltd Finance Corp.                    1,300,000    1,522,170
   3.750% Due 11-15-22(d)
Computer Associates International, Inc.    1,300,000    1,680,250
   5.000% Due 03-15-07
Corning Inc.                                 500,000      502,500
   4.875% Due 03-01-08 (d)(g)
Disney Walt Company                        1,600,000    1,700,000
   2.125% Due 04-15-23
Eastman Kodak (144A)                       1,450,000    1,613,125
   3.375% Due 10-15-33 (b)
First Data Corporation                     1,000,000    1,070,000
   2.000% Due 03-01-08 (d)
GATX Corp.                                 1,000,000    1,178,125
   7.500% Due 02-01-07(d)
IOS Capital LLC (144A)                     1,000,000    1,061,200
   5.000% Due 05-01-07 (b)
Johnson and Johnson                        1,700,000    1,227,145
   0.000% Due 07-28-20 (c)(d)(f)
Kerr McGee Corp.                           1,295,000    1,371,016
   5.250% Due 02-15-10 (d)
Legg Mason  0.000% Due 06-06-31 (c)        2,250,000    1,428,750
Level Three Communications                 2,000,000    1,450,000
   6.000% Due 09-15-09
Liberty Media Corp.                        1,200,000    1,008,120
   3.500% Due 01-15-31 (d)
Lowe's Companies Inc.                      1,950,000    1,784,250
   0.000% Due 02-16-21 (c)
Service Corp. International                  800,000      851,600
   6.750% Due 06-22-08
SpaceHab Inc.                                250,000      210,000
   8.000% Due 10-15-07 (d)
Universal Health Services                  1,200,000      789,000
   0.426% Due 06-23-20
U.S. Cellular Corp.                        2,500,000    1,257,813
   0.000% Due 06-15-15 (c)
        Total United States                            22,655,314

Total convertible bonds (cost - $21,526,263)           24,133,052

CONVERTIBLE BOND UNITS - 11%

GREAT BRITIAN - 2%
News Corp. 0.750% Due 03-15-23                   800      881,000

UNITED STATES - 9%
CenterPoint Energy 2.000% Due 09-15-29        50,000    1,644,250
General Motors 6.250% Series C Due 07-15-33   65,000    2,097,550
         Total United States                            3,741,800

Total convertible bond units (cost - $3,779,616)        4,622,800


COMMON STOCK - 3%

GREAT BRITIAN - 0%
NTL Europe, Inc.                               3,023           30

UNITED STATES - 3%
Ascent Assurance, Inc (d)                     12,359        2,225
Hybridon, Inc.                               209,618      238,965
Intevac Inc.                                     100        1,410
Venturi Partners, Inc.                        81,864      935,295
      Total United States                               1,177,895

Total common stock (cost - $1,477,099)                  1,177,925



PREFERRED STOCK - (0%, cost 3,033)

GREAT BRITIAN - 0%
NTL Europe, Inc. $5.00                           610        4,880


WARRANTS - (0%, cost - 8,544)

UNITED STATES -0%
McLeodUSA Inc.                                15,535        7,923


Total investment securities (cost - $37,366,278)       42,388,692

Other assets less liabilities - (6%)                   (2,497,389)

SHAREHOLDERS' CAPITAL - 100%                          $39,891,303

(a) This security is in default and interest is not being accrued on the position.
(b) 144A securities are those which are exempt from registration under Rule 144A of the U.S. Securities Act of 1933. These securities are subject to contractual or legal restrictions on their sale.
(c) Non-income producing securities.
(d) All or a portion of these securities are pledged as collateral for the margin account held by the custodian.
(e) Titanium Metal Inc. name changed from Timet Capital Trust.
(f) Alza Corp. acquired by Johnson & Johnson.
(g) Oak Industries, Inc. acquired by Corning, Inc.

Percentages are based upon the fair value as a percent of net
  Assets as of December 31, 2003.


See notes to financial statements.



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003


INVESTMENT INCOME:
  Interest                                              $1,150,343
  Dividends                                                689,633
  Other                                                      1,011
     Total investment income                             1,840,987

EXPENSES:
  Management fee (Note 4)                                  582,336
  Margin interest                                           50,180
  Transfer agency fee                                       63,908
  Professional fees                                         38,106
  Custodian fees                                             8,308
  Director fees                                              6,000
  Insurance                                                  3,435
  Other                                                      5,393

     Total expenses                                        757,666

     Net Investment Income before tax expense            1,083,321

 Tax expense                                                 9,530

NET INVESTMENT INCOME                                    1,073,791

NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
 AND SECURITIES SOLD SHORT:
  Net realized loss on investments and securities
    sold short                                            (173,825)
  Net change in unrealized appreciation of
   Investments                                          14,260,960

     Net realized and unrealized gain on investments
       And securities sold short                        14,087,135

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS   $15,160,926


See notes to financial statements.




ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
STATEMENT OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002

                                                 2003         2002
OPERATIONS:
Net investment income                      $1,073,791   $1,166,447
Net realized loss on investments
  and securities sold short                  (173,825)  (2,403,178)
Net change in unrealized appreciation
 (depreciation) of investments             14,260,960   (1,292,038)

Net increase (decrease) in net assets
  Resulting from operations                15,160,926   (2,528,769)

DISTRIBUTIONS PAID:
From net investment income                 (2,915,950)  (1,541,711)
From net realized gains                             0            0

    Net decrease in nets assets resulting
    from distributions paid                (2,915,950)  (1,541,711)

CAPITAL SHARE TRANSACTIONS:
Proceeds from shares sold                   2,040,083      594,828
Proceeds from shares from reinvestment
  of dividends                              2,903,835    1,518,281
Payments for shares redeemed               (2,733,660)  (6,529,687)
Net increase (decrease) in net assets
  resulting from capital share
  transactions                              2,210,258   (4,416,578)

NET INCREASE (DECREASE) IN NET ASSETS      14,455,234   (8,487,058)

NET ASSETS, beginning of year              25,436,069   33,923,127

NET ASSETS, end of year (including
  Accumulated undistributed net investment
  (loss) income of $(384,052) and
  $2,907,851, respectively)               $39,891,303  $25,436,069


See notes to financial statements.



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2003

1.   ORGANIZATION

Zazove Convertible Securities Fund, Inc., a Maryland corporation (the "Fund") is registered under the Investment Company Act of 1940 as a nondiversified investment company that operates as a closed-end interval fund. The Fund's investment objective is to realize long-term growth, current income and the preservation of capital. The Fund will pursue this objective primarily through investing in a portfolio of convertible securities. The convertible strategy will focus primarily on opportunities in the United States of America, although the Fund may hold foreign securities. Zazove Associates, L.L.C. is the Fund's investment advisor (the "Investment Advisor"). The Fund initially acquired its portfolio pursuant to a merger whereby Zazove Convertible Fund, L.P., a Delaware limited partnership registered under the Investment Company Act of 1940, was merged into the Fund on January 1, 1999.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation-The Fund's financial statements have been prepared using the accrual basis of accounting.

Use of Estimates-The Fund's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires the Fund's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Valuation of Securities-Securities traded on national securities exchanges are valued at the last reported sales price or, if there are no sales, at the mean between the bid and ask prices. Securities traded over the counter are valued at the average of the highest current independent bid and lowest current independent offer reported upon the close of trading on that day. If the market for a security exists predominantly through a limited number of market makers, the security is valued by attaining an independent bid and offer from at least two market makers in the security and valuing the security at the mid-point of the quote that, under the circumstances and in the good faith judgment of the Board of Directors, represents the fair value of the security. Securities for which market quotations are not available are valued at a fair value as determined in good faith by the Investment Advisor with the oversight by the Board of Directors pursuant to Board of Directors' approved procedures.

Cash and Cash Equivalents-Cash and cash equivalents include cash and money market investments.

Investment Transactions and Income-Security transactions (including securities sold short) are recorded on the trade date. Realized gains or losses from sales of securities (including securities sold short) are determined on an identified cost basis. Dividend income is recognized on the ex-dividend date. Interest income and expense are recognized on the accrual basis. Bond discount is accreted and premium is amortized over the expected life of each applicable security using the effective interest method. Distributions from the Fund are recorded on the ex-distribution date.

3.   CAPITAL SHARE TRANSACTIONS

The Fund is authorized to issue up to 25,000,000 shares of common stock, $0.01 par value. Shareholders are entitled to one vote per share on all corporate issues put to vote of the shareholders, although the Fund does not contemplate holding annual meetings to elect directors or for any other purpose.

Shares may be purchased as of the first business day of each month upon approval of the Board of Directors at the then net asset value per share. All subscription funds received after the first business day of the month will be added to the general funds of the Fund at the beginning of the following month.

On a quarterly basis, the Fund will offer to repurchase no less than 5% and no more than 25% of the Fund's outstanding shares at the then net asset value per share. Notice of the terms and conditions of each quarterly repurchase offer are sent to the shareholders in advance of the offer. The Fund may impose a 2% fee on the redemption of fund shares held for less than one year. This fee is intended to compensate the Fund for expenses related to such redemption. Shares are redeemed by treating the shares first acquired by a shareholder as being redeemed prior to shares acquired by such shareholders thereafter.

In the case of the termination of the Fund, distributions to the shareholders will be made in proportion to their respective share ownership after the payment of all Fund creditors.

Analysis of Changes in Shares                     2003       2002

 Shares sold                                    126,908     50,589
 Shares issued from reinvestment of
  Distributions                                 170,313    120,499
 Shares redeemed                               (165,870)  (541,816)

 Net increase (decrease)                        131,351   (370,728)

 Shares outstanding at the beginning of year  2,120,813  2,491,541

 Shares outstanding at the end of year        2,252,164  2,120,813


4.   MANAGEMENT AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES

Zazove Associates, L.L.C. has been engaged as the Fund's Investment Advisor pursuant to the terms of an Investment Advisory Agreement. As Investment Advisor to the Fund, Zazove Associates, L.L.C. will receive management fees based on the following management fee schedule. Management fees are computed and paid on a monthly basis.

                                        Net Assets
                                       in Excess of
                                      of $20,000,000   Net Assets
                                          up to       in Excess of
 Net Assets      First $20,000,000     $70,000,000    $70,000,000

Annual management
 fee rate               2.00%              1.50%          1.00%

The Fund bears all normal direct costs and expenses of its operations including: management fees; brokerage commissions; custodian fees; transfer agency fees; legal, audit, accounting and tax preparation expenses; applicable state taxes and other operating expenses such as regulatory filing fees and costs for communications with shareholders. The Fund will not incur costs and expenses associated with the offering of shares in the Fund. The custodian fees and transfer agent fees are paid to UMB Bank, N.A.

The overall responsibility for the management and operation of the Fund is vested in the Board of Directors (the "Board"). The Board consists of five directors: Gene T. Pretti, Steven M. Kleiman, Andrew J. Goodwin III, Jack L. Hansen, and Peter A. Lechman. Each of the three directors who are not affiliated with the Investment Advisor received $2,000 for their service to the Fund during 2003 and will receive $3,000 annually for their service to the Fund beginning in 2004.

Gene T. Pretti, President, and Steven M. Kleiman, Secretary and Treasurer, are the principal officers of the Fund and are responsible for the day-to-day supervision of the business and affairs of the Fund. Except for certain actions requiring the approval of the shareholders or the Board of Directors, the principal officers of the Fund have the power and authority to take all actions deemed necessary and appropriate to pursue the Fund's objective.

Shareholders in the Fund will be unable to exercise any management functions. Management of the Fund is vested exclusively with the Board of Directors. There will not be any shareholder vote unless required by the Investment Company Act of 1940.

5.   INCOME TAXES

It is the Fund's policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income and capital gains to the Fund's shareholders. Therefore, no provision for federal income taxes has been made.

The Fund intends to utilize provisions of the federal income tax law which allow it to carry a realized capital loss forward for eight years following the year of the loss and offset such losses against any future realized capital gains. At December 31, 2003, the Fund had an accumulated capital loss carryforward for tax purposes of $4,121,222, of which $1,523,170 will expire on December 31, 2009, $642,663 will expire on December 31, 2010 and $1,955,389 will expire on December 31, 2011.

At December 31, 2003, the Fund elected to defer the recognition for tax purposes of post-October realized capital losses in the amount of $537,741. These losses will be recognized for tax purposes on the first day of the succeeding tax year.

At December 31, 2003, the Fund had undistributed ordinary income of $823,072 for tax purposes.

The amount of distributions from net investment income and net realized capital gain are determined in accordance with federal income tax regulations, which may differ from accounting principles generally accepted in the United States. To the extent these book tax differences are permanent in nature, such amounts are reclassified among paid-in surplus, accumulated undistributed net realized gain (loss) on investments and accumulated undistributed net investment income (loss). Accordingly, at December 31, 2003, reclassifications were recorded to decrease accumulated net investment loss by $1,449,744, decrease accumulated net realized loss by $136,980 and increase paid-in surplus by $1,586,634.

For the year ended December 31, 2003, 10.41% of dividends paid from net investment income from the Fund is designated as qualified dividend income.

At December 31, 2003, the cost and related gross unrealized appreciation and depreciation for federal income tax purposes are as follows:

  Cost of investments for tax purposes                 $38,624,359
  Gross tax unrealized appreciation                     $6,084,027
  Gross tax unrealized depreciation                     (2,319,693)
  Net tax unrealized depreciation on investments        $3,764,334

6.   DISTRIBUTIONS TO SHAREHOLDERS

On August 14, 2003, a distribution of $1.38 per share was declared. The dividend was paid on December 1, 2003 to shareholders of record on November 15, 2003.

The tax character of distributions paid during 2003 and 2002 were as follows.

                                                  2003        2002

  Distributions paid from ordinary income
  (includes short-term capital gains)       $2,915,950  $1,541,711
  Distributions paid from long-term
   capital gains                                     0           0

  Total taxable distributions                2,915,950   1,541,711

  Tax return of capital                              0           0

  Total distributions paid                  $2,915,950  $1,541,711

7.   INVESTMENT TRANSACTIONS

For the year ended December 31, 2003, purchases of investment securities and proceeds from sales of investment securities
(excluding short-term securities) were $23,591,094 and $22,889,720, respectively. There were no purchases or sales of long-term U.S.
government securities.

8.   OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Fund engages in the short sale of securities. Securities sold short, not yet purchased, represent obligations of the Fund that result in off-balance-sheet risk as the ultimate obligation may exceed the amount shown in the accompanying financial statements due to increases in the market values of these securities. These short positions are generally hedged positions against portfolio holdings and, as a result, any increase in the Fund's obligation related to these short positions will generally be offset by gains in the related long convertible positions. At December 31, 2003, the Fund did not hold any short positions.

At December 31, 2003, the Fund's top five industry concentrations
(as a percentage of investment securities at fair value) were as follows:

  Utility - Electric                                         17.3%
  Autos                                                       8.5%
  IT Services                                                 7.3%
  Integrated Telecom Services                                 6.2%
  Diversified Financials                                      6.1%

Since the Fund does not clear its own investment transactions, it has established an account with a third-party custodian (UMB Bank, N.A.) for this purpose. The resulting concentration of credit risk is mitigated by the custodian's obligation to comply with the rules and regulations of the Securities and Exchange Act of 1934. In addition, the Fund has established an account with a brokerage firm (Bear Stearns Securities Corp.) for the purpose of purchasing securities on margin. At December 31, 2003, the Fund owed the brokerage firm $1,932,925 for securities purchased on margin (reflected as due to brokers in the statement of assets and liabilities). The Fund has pledged sufficient securities as collateral for the margin account held by the custodian. The Fund pays interest on any margin balance, which is calculated as the daily margin account balance times the broker's margin interest rate. Interest is charged on payable balances at a rate equal to the Federal Funds rate (0.9375% at December 31, 2003) plus 30 basis points. For the year ended December 31, 2003, margin interest expense was $50,180.

                          * * * * * *



ZAZOVE CONVERTIBLE SECURITIES FUND, INC.
FINANCIAL HIGHLIGHTS
For the Years Ended December 31, 1999 through 2003

Per Share/Unit Operating Performance

                            2003    2002    2001    2000    1999
Net Asset Value,
 beginning of year        $11.99  $13.62  $14.53  $16.89  $15.47

Income from investment
 operations:

Net investment income        .50     .49    1.22    0.65    0.63
Net realized and
 Unrealized gains or
 losses on investments      6.58   (1.45)  (0.75)   0.70    2.71

Total from investment
 Operations                 7.08    (.96)   0.47    1.35    3.34

Less Distributions

From net investment income (1.36)   (.67)  (0.73)  (0.65)  (0.63)
In excess of net
 investment income         (0.00)  (0.00)  (0.00)  (0.39)  (0.15)
From capital gains         (0.00)  (0.00)  (0.65)  (2.67)  (1.14)

Total distributions        (1.36)   (.67)  (1.38)  (3.71)  (1.92)

Net Asset Value,
 end of year               $17.71 $11.99  $13.62  $14.53  $16.89


Total return                59.66%  (7.29)%  2.76%  7.90%  22.50%


RATIOS/SUPPLEMENTAL DATA:

Net assets, end of year
$39,891,303  $25,436,069  $33,923,127  $31,263,140  $30,766,821

Ratio of expenses to
 average net assets*       2.19%   2.24%   2.12%   2.08%   2.16%
Ratio of net investment
 income to average net
 assets                    3.28%   4.08%   8.22%   3.58%   3.72%
Portfolio Turnover rate      64%     70%    160%    118%    222%

 (*) Ratio of expenses to average net assets is determined before
     margin interest, which is a cost of capital.   The ratio
     including margin interest is 2.34% and 2.64% for the years ended December 31, 2003 and December 31, 2002, respectively.



DIRECTORS AND OFFICERS
                                                   Number of
Name, address  Positions  Term and    Principal    Portfolios  Other
and Age        held with  Length of   Occupation   in Fund  Director-
               the fund   Time Served Past 5 Years Complex    ships
                                                   Overseen  held by
                                                   by        director
                                                   director

Gene Pretti    Director   Indefinite1 CEO, Sr.           N/A     N/A
940 Southwood
Suite 200      President  10 years2   Portfolio Mngr.
Incline Village,                      Zazove Associates, LLC
Nv 89451                              Since 1989
Age: 43

Steven M.      Director   Indefinite1 COO and legal      N/A     N/A
Kleiman        Treasurer  8 years2    counsel
1033 Skokie    Secretary              Zazove Associates, LLC
Blvd Suite 310                        since 1994
Northbrook, IL 60062
Age: 42

Andrew J.      Director   Indefinite1 Investment Advisor N/A     N/A
Goodwin, III              10 years2   Optimum Advisors
100 S. Wacker                         Since 1991
Suite 2100
Chicago, IL 60606
Age: 60

Jack L. Hansen  Director  Indefinite1 Portfolio Manager   N/A    N/A
309 Clifton Ave.          8 years2    The Clifton Group
Minneapolis, MN 55403                  since 1985
Age: 43

Peter A.       Director   Indefinite1 Physician          N/A     N/A
Lechman                   10 years2   Northwestern Memorial
2737 N. Janssen #A                     since 1999
Chicago, IL 60614-1132                Physician Glen Ellyn
Age: 40                                and Wheaton 1998-1999
                                      Physician Lutheran Gen.
                                       1995-1998


1 "Interested person" as defined in the Investment Company Act of
   1940, as amended.
2 Includes time served as Director General Partner with Zazove
  Convertible Fund, L.P., the predecessor to the Fund.




ZAZOVE CONVERTIBLE SECURITIES FUND, INC.

DIRECTORS                      Andrew  J. Goodwin, III
                               Jack L. Hansen
                               Steven M. Kleiman
                               Peter A. Lechman
                               Gene T. Pretti

OFFICERS                       Gene T. Pretti
                               Steven M. Kleiman

INVESTMENT ADVISOR             Zazove Associates, LLC
                               940 Southwood Blvd., Suite 200
                               Incline Village, NV  89451

CUSTODIAN                      UMB Bank N.A.
                               928 Grand Avenue
                               Kansas City, MO  64106

INDEPENDENT ACCOUNTANTS        Deloitte  Touche LLP
                               Two Prudential Plaza
                               180 Stetson Avenue
                               Chicago, IL  60601

DIVIDEND-DISBURSING            UMB Fund Services, Inc.
AND TRANSFER AGENT             803 W. Michigan Street, Suite A
                               Milwaukee, WI  53233-2301